EXHIBIT 99.1

APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	FD Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER AND
FISCAL 2011 RESULTS

~ Adjusted Fiscal Year EBITDA Increased to $26.7 Million from $7.6 Million Last Year ~

~ Cash Provided by Continuing Operating Activities Increased to $53.6 Million ~

~ Fourth Quarter GAAP Results Include Non-Cash Charges of $32.6 Million, or $1.31 per
Diluted Share ~

~ Reinstates Quarterly Dividend Program ~

Paramus, NJ – April 7, 2011 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year results for the period ended January 31, 2011. The Company completed the closure of its boutiques on June 30, 2010 and results for the boutiques for all periods are reported as discontinued operations.  All financial results in this press release are for continuing operations unless otherwise stated.

In the fourth quarter of fiscal 2011, the Company reported non-cash charges of $32.6 million, or $1.31 per diluted share, which included: pre-tax, non-cash charges related to inventory of certain non-core gold watches and related parts and mechanical movements of $24.1 million, or $0.81 per diluted share, a pre-tax, non-cash impairment charge related to long lived assets of $3.1 million, or $0.10 per diluted share, and a non-cash tax charge of $10.1 million, or $0.40 per diluted share, to record valuation allowances on certain of the Company’s Swiss deferred tax assets (see attached table for reconciliation of GAAP to non-GAAP measures).

Adjusted income from continuing operations, excluding the aforementioned non-cash charges, was $1.3 million, or $0.05 per diluted share in the fourth quarter of fiscal 2011, compared to adjusted loss from continuing operations of $3.4 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, loss from continuing operations in the fourth quarter of fiscal 2011 was $31.3 million, or $1.26 per diluted share, compared to loss from continuing operations of $14.9 million, or $0.60 per diluted share, in the fourth quarter of fiscal 2010.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “I am pleased with our adjusted operating results for fiscal 2011, as we saw sales increase by 14% and EBITDA increase to $26.7 million from $7.6 million on an adjusted basis.  During the year, we generated strong results in our Movado brand with sales growth in excess of 20%, which best exemplifies the momentum we have gained since we refocused our company on the wholesale watch business.  Growth in our Movado brand was fueled by the very successful introduction of the Movado Bold collection, strong product innovation and a reenergized marketing program.  We continued to experience solid results with our licensed brands as we focused on strong, trend-right product introductions.  With the actions that we took during the year, including closing our boutiques, we are now on a path to continue to grow our brands and increase sales and profitability.  Finally, we are also pleased to have reinstated our quarterly dividend program.”

Fourth Quarter Fiscal 2011

—
Net sales in the fourth quarter of fiscal 2011 increased 23.1% to $101.0 million compared to $82.1 million in the fourth quarter of fiscal 2010.  Excluding excess discontinued product sales of $1.0 million in the prior year quarter, net sales increased approximately 24.5%, driven by growth in every brand category.

—
On a GAAP basis, gross profit in the fourth quarter of fiscal 2011 was $30.9 million, or 30.6% of sales, compared to $29.8 million, or 36.3% of sales in the fourth quarter last year. Excluding the aforementioned inventory charge in the fourth quarter of fiscal 2011, gross profit in the fourth quarter of fiscal 2011 was $55.0 million, or 54.5% of sales. This compares to $37.9 million, or 46.7% of sales, which excludes excess discontinued product sales and a pre-tax, non-cash inventory charge of $8.8 million in the fourth quarter of fiscal 2010.  The gross margin percentage was unfavorably impacted by the inventory charges, as previously mentioned, offset by favorable fluctuations in foreign currency, as well as absorption of fixed costs in the prior year period.

—
Operating expenses increased $1.2 million, or 2.3% to $54.5 million compared to $53.3 million in the fourth quarter last year.  The fourth quarters of fiscal 2011 and 2010 include impairment charges of $3.1 million and $2.5 million, respectively.

—
Adjusted operating income, excluding the aforementioned non-cash charges, increased to $3.6 million in the fourth quarter of fiscal 2011, compared to adjusted operating loss of $12.9 million in the same period last year (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, operating loss was $23.6 million in the fourth quarter of fiscal 2011 compared to operating loss of $23.5 million in the prior year period, which included the aforementioned special items.

—
Excluding the impact of the aforementioned items, the Company recorded a tax provision in the fourth quarter of fiscal 2011 of $1.8 million, which equates to an effective tax rate of 54.7% as compared to a tax provision of $7.2 million on a GAAP basis.

—
Net loss for the fourth quarter of fiscal 2011 was $31.3 million, or $1.26 per diluted share, compared to net loss for the fourth quarter of fiscal 2010, including the results of discontinued operations, of $23.6 million, or $0.96 per diluted share, both of which also include the aforementioned special items.

—
Adjusted EBITDA in the fourth quarter of fiscal 2011 increased to $6.9 million compared to adjusted EBITDA loss of $9.3 million in the fourth quarter of fiscal 2010.   Including the aforementioned special items, EBITDA was a loss of $20.3 million in the fourth quarter of fiscal 2011 as compared to a loss of $19.9 million in the fourth quarter of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures).

Fiscal 2011

—
Net sales in fiscal 2011 increased 9.3% to $382.2 million compared to $349.7 million in fiscal 2010. Excluding excess discontinued product sales of $14.6 million in the prior year period, net sales increased 14.1%, primarily driven by double digit sales increases in Movado and the licensed brands in the U.S. and international markets.

—
On a GAAP basis gross profit was $185.2 million, or 48.5% of sales, compared to $165.7 million, or 47.4% of sales, in fiscal 2010.  Excluding inventory charges recorded in fiscal 2011 and 2010, and excess discontinued product sales in fiscal 2010, gross profit in fiscal 2011 was $209.3 million, or 54.8% of sales, compared to $176.8 million, or 52.8% of sales in fiscal 2010.

—
Operating expenses increased 4.2% to $195.1 million versus $187.2 million last year.  Operating expenses in fiscal 2011 and 2010 include the aforementioned impairment charges of $3.1 million and $2.5 million, respectively, as well as a $4.3 million, or $0.17 per diluted share, reversal of a retirement liability in fiscal 2011.

—
Adjusted operating income in fiscal 2011 increased to $13.0 million compared to adjusted operating loss of $7.9 million last year (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, operating loss in fiscal 2011 was $9.9 million, which included the aforementioned pre-tax, non-cash items totaling $22.9 million, or $0.74 per diluted share, compared to an operating loss of $21.5 million last year, which included one-time items totaling $13.6 million, or $0.42 per diluted share.

—
Excluding the impact of the aforementioned items, the Company recorded a tax provision in fiscal 2011 of $3.4 million, which equates to an effective tax rate of 30.3% as compared to a tax provision of $8.8 million on a GAAP basis.

—
Adjusted income from continuing operations in fiscal 2011 was $7.1 million, or $0.28 per diluted share, compared to adjusted loss from continuing operations of $2.1 million, or $0.08 per diluted share in fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures).  On a GAAP basis, loss from continuing operations for fiscal 2011 was $21.2 million, or $0.86 per diluted share, which included the aforementioned non-cash items recorded in fiscal 2011 totaling $28.3 million, or $1.14 per diluted share. This compares to a loss from continuing operations of $39.7 million, or $1.62 per diluted share for fiscal 2010, which included one-time items totaling $37.6 million, or $1.53 per diluted share.

—
Net loss for fiscal 2011, including the results of discontinued operations, was $44.9 million, or $1.81 per diluted share. This compares to net loss for fiscal 2010 of $54.6 million, or $2.23 per diluted share.  The net loss for both periods included the aforementioned special items.

—
Adjusted EBITDA in fiscal 2011 increased to $26.7 million compared to adjusted EBITDA of $7.6 million in fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures).  Including the aforementioned special items, EBITDA in fiscal 2011 was $3.8 million compared to a loss of $6.1 million in fiscal 2010.

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At the end of fiscal 2011, the Company had $103.0 million of cash and cash equivalents, up from $71.0 million at the end of fiscal 2010. Additionally, the Company ended the year with no debt compared to debt of $10.0 million at the end of the prior fiscal year.

—
The Company had cash flow from continuing operations of $53.6 million in fiscal 2011 and $41.1 million in fiscal 2010 and cash flow from operations of $40.4 million in fiscal 2011 and $34.7 million in fiscal 2010.

Rick Coté, President and Chief Operating Officer, stated, “We are pleased with our adjusted results for the fourth quarter and fiscal year. We achieved double-digit sales increases, returned the business to profitability with an adjusted operating profit of $13 million, maintained a strong balance sheet and delivered over $40 million in operating cash flow.  Our brands experienced very strong holiday sales closing out a year in which we had strong sell through at our retail partners, with double digit sales growth across Movado and our licensed brands both domestically and internationally. We recorded one-time charges in the fourth quarter as a result of taking proactive steps to exit the manufacturing of proprietary mechanical movements and disposition of discontinued gold product.  We are confident that these are appropriate actions that will enable us to better focus on delivering our desired sales and profit targets.  We have made significant progress in repositioning and improving our business in the past year and we look forward to implementing the initiatives we have in place to continue to drive our business this year.”

Fiscal 2012 Guidance

The Company also provided its guidance for fiscal 2012 and anticipates that EBITDA will range between $31.5 million and $33.5 million in fiscal 2012. The Company anticipates net income in the range of $15 million to $16.5 million, or $0.60 to $0.65 per diluted share with a tax rate that is expected to range between 10% and 15%.  This guidance is predicated on an 11% to 13% sales increase for the year.  The Company’s guidance also assumes no unusual charges for fiscal 2012.

Amendment of Bank Agreement

Effective April 5, 2011, the Company amended its Amended and Restated Loan and Security Agreement dated as of July 17, 2009 with Bank of America, N.A. and Bank Leumi USA to reflect more favorable current market rate conditions and to modify certain covenants related to the payment of dividends.

Reinstatement of Quarterly Dividend Program

On April 5, 2011 the Company’s board of directors decided to reinstate a quarterly cash dividend subject, each quarter, to the board’s review of the Company’s financial performance and other factors as determined by the board. As a result of Movado Group’s strong financial position, the board of directors approved the payment on April 29, 2011 of a cash dividend in the amount of $0.03 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 18, 2011. The Company anticipates a total annualized dividend of $0.12 per share of common stock and class A common stock, or approximately $3 million based on the current number of outstanding shares.  However, the decision of whether to declare any future cash dividend, including the amount of any such dividend and the establishment of record and payment dates, will be determined by the board of directors, in its sole discretion, each quarter.

Conference Call

The Company’s management will host a conference call today, April 7th at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating income/(loss), which is operating income/(loss) under GAAP, adjusted to eliminate the effect of a charge for excess inventory, an asset impairment, a reversal of a retirement liability (which occurred in fiscal 2011) and losses on sales of discontinued inventory (which occurred in fiscal 2010).  The Company is also presenting adjusted EBITDA, which is operating income/(loss) under GAAP, adjusted to eliminate the above-described adjustments due to a charge for excess inventory, an asset impairment, the reversal of the retirement liability and the sales of discontinued inventory and to eliminate depreciation and amortization.  The Company is also presenting adjusted income/(loss), which is income/(loss) under GAAP, adjusted to eliminate the gain from the reversal of a retirement liability, the losses on the charge for excess inventory, the asset impairment, sales of discontinued inventory, refinancing expenses and fees associated with the refinancing and repayment of the Company’s former credit and note agreements and a non-cash charge due to recording valuation allowances on certain of the Company's deferred tax assets. The Company believes that adjusted EBITDA, adjusted operating income/(loss) and adjusted income/(loss) are performance measures that are useful to investors because they eliminate the effect of items that the Company believes are not characteristic of its ongoing business. Furthermore, adjusted EBITDA is useful as a performance measure to investors, since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement its brand strategies, the ability of the Company’s brand strategies to improve its net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2011	2010	2011	2010
Continuing Operations:
Net sales	$100,995	$82,076	$382,190	$349,705

Cost of sales	70,104	52,288	196,951	184,043

Gross profit	30,891	29,788	185,239	165,662

Selling, general and administrative expenses	54,450	53,277	195,099	187,177

Operating loss	(23,559)	(23,489)	(9,860)	(21,515)

Interest expense	(439)	(738)	(2,247)	(4,535)
Interest income	90	24	319	111

Loss from continuing operations before income taxes	(23,908)	(24,203)	(11,788)	(25,939)

Provision for / (benefit) from income taxes	7,219	(9,312)	8,792	13,553

Loss from continuing operations	(31,127)	(14,891)	(20,580)	(39,492)

Discontinued Operations:
Loss from discontinued operations, net of tax	-	(8,675)	(23,675)	(14,909)

Net loss	(31,127)	(23,566)	(44,255)	(54,401)

Less: income / (loss) attributed to noncontrolling interests	179	(8)	665	224

Net loss attributed to Movado Group, Inc.	$(31,306)	$(23,558)	$(44,920)	$(54,625)

Loss attributable to Movado Group, Inc.:
Loss from continuing operations, net of tax	$(31,306)	$(14,883)	$(21,245)	$(39,716)
Loss from discontinued operations, net of tax	-	(8,675)	(23,675)	(14,909)
Net loss	$(31,306)	$(23,558)	$(44,920)	$(54,625)

Per Share Information:
Loss from continuing operations attributed to Movado Group Inc.	$(1.26)	$(0.60)	$(0.86)	$(1.62)
Loss from discontinued operations	$0.00	$(0.35)	$(0.96)	$(0.61)
Net loss attributed to Movado Group, Inc.	$(1.26)	$(0.96)	$(1.81)	$(2.23)

Weighted diluted average shares outstanding	24,821	24,636	24,753	24,541

MOVADO GROUP, INC.
Reconciliation tables
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,

	2011	2010	2011	2010
Continuing Operations:
Operating loss (GAAP)	$(23,559)	$(23,489)	$(9,860)	$(21,515)
Inventory charges (1)	24,105	8,777	24,105	8,777
Asset write-downs (2)	3,086	2,464	3,086	2,464
Retirement liability reversal (3)	-	-	(4,305)	-
Sales of excess discontinued inventory (4)	-	(682)	-	2,407
Adjusted operating income / (loss) (non-GAAP)	3,632	(12,930)	13,026	(7,867)

Depreciation and amortization	3,297	3,632	13,705	15,428
Adjusted EBITDA (non-GAAP)	$6,929	$(9,298)	$26,731	$7,561

	Three Months Ended January 31,		Twelve Months Ended January 31,

	2011	2010	2011	2010
Continuing Operations:
Loss attributed to Movado Group, Inc. (GAAP)	$(31,306)	$(14,883)	$(21,245)	$(39,716)
Inventory charges (1)	19,999	6,864	19,999	6,864
Asset write-downs (2)	2,558	1,931	2,558	1,931
Retirement liability reversal (3)	-	-	(4,305)
Sales of excess discontinued inventory (4)	-	(427)	-	1,507
Refinancing expenses and fees (5)	-	-	-	839
Tax adjustments (6)	10,057	3,100	10,057	26,500
Adjusted income / (loss) attributed to Movado Group, Inc. (non-GAAP)	$1,308	$(3,415)	$7,064	$(2,075)

Adjusted income / (loss) per share (non-GAAP)	$0.05	$(0.14)	$0.28	$(0.08)
Weighted diluted average shares outstanding	25,016	24,636	25,022	24,541

(1)	Reflects non-cash charges, primarily for certain non-core gold and mechanical movement inventory in fiscal 2011, and excess non-core inventory in fiscal 2010.
(2)
Amounts in the current year represent the write-down of certain assets related to intangible assets, tooling costs and trade booths for the Basel Fair.  Amounts in the prior year represent the write-down of certain assets related to trade booths for the Basel Fair.

(3)
Reversal of a previously recorded liability for a retirement agreement with the Company's former Chairman.  The liability was reversed and recorded as a reduction of selling, general and administrative expenses.

(4)	Losses associated with sales of excess discontinued inventory.
(5)
Expenses and fees associated with the refinancing and repayment of the Company's former credit and note agreements.  These charges were recorded in interest expense on the Consolidated Statements of Operations.

(6)
Actual taxes in all periods primarily reflect non-cash charges to record valuation allowances on certain of the Company's net deferred tax assets.  Additionally, the prior periods included a partial offset for an income tax benefit attributable to the tax law changes increasing the net operating loss carryback period.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	January 31,	January 31,
	2011	2010
ASSETS

Cash and cash equivalents	$103,016	$70,975
Trade receivables, net	59,768	67,785
Inventories	179,516	204,096
Other current assets	30,597	37,435
Total current assets	372,897	380,291

Property, plant and equipment, net	38,525	47,394
Deferred income taxes	8,164	12,347
Other non-current assets	22,522	29,345
Total assets	$442,108	$469,377

LIABILITIES AND EQUITY

Accounts payable	$21,487	$22,661
Accrued liabilities	39,734	35,161
Deferred and current income taxes payable	1,328	541
Total current liabilities	62,549	58,363

Long-term debt	-	10,000
Deferred and non-current income taxes payable	6,960	7,874
Other non-current liabilities	17,869	21,688
Noncontrolling interests	2,280	1,884
Shareholders' equity	352,450	369,568
Total liabilities and equity	$442,108	$469,377

MOVADO GROUP, INC.
CONDENSED STATEMENTS OF CASHFLOW
(in thousands)
(Unaudited)

	Twelve Months Ended
	January 31,

	2011	2010
Cash flows provided by operating activities:
Loss from continuing operations	$(20,580)	$(39,492)
Depreciation and amortization	13,705	15,428
Other non-cash adjustments	9,763	24,782
Changes in working capital	49,062	40,455
Changes in non-current assets and liabilities	1,621	(39)
Cash provided by continuing operating activities	53,571	41,134
Cash used in discontinued operating activities	(13,207)	(6,414)
Net cash provided by operating activities	40,364	34,720

Net cash used in investing activities	(7,701)	(5,480)

Cash flows used in financing activities :
Net borrowings/(repayment) of debt	(10,000)	(48,930)
Dividends Paid	-	(1,220)
Other Financing	402	(2,114)
Cash used in financing activities from continuing operations	(9,598)	(52,264)

Effect of exchange rate changes on cash	8,976	7,378
Net change in cash	32,041	(15,646)
Cash and cash equivalents at beginning of year	70,975	86,621

Cash and cash equivalent at end of year	$103,016	$70,975